STRATEGIC RELATIONSHIP AND LICENSE AGREEMENT
          --------------------------------------------

     This Agreement is between The Johns Hopkins University, a corporation of the State of Maryland, acting through its Applied Physics Laboratory having a place of business at 11100 Johns Hopkins Road, Laurel, MD 20723-6099 (hereinafter "JHU/APL") and the Link Plus Corporation, a Delaware corporation, having a place of business at 3470 Ellicott Center Drive, Ellicott City, Maryland 21043 (hereinafter "COMPANY").

                            RECITALS
                            --------

     JHU/APL, by virtue of its role as a government contractor and educational institution, carries out scientific and applied research and development through its staff and is committed to licensing JHU/APL INTELLECTUAL PROPERTY (hereinafter defined) in a manner that will benefit the public by bringing , the results of that research and development into widespread use through the distribution of useful products and the utilization of new processes, but is without capacity to commercially develop, manufacture, and distribute any such product or processes itself.

     JHU/APL has developed and intends to continue to develop certain valuable inventions, copyrighted matter, proprietary technical information, know-how, show-how and/or trade secrets comprising the JHU/APL INTELLECTUAL PROPERTY.

     The Johns Hopkins University through JHU/APL has acquired or is entitled to acquire through assignment or otherwise all right, title and interest, with the exception of certain retained rights by the United States Government, in said valuable inventions, copyrighted matter, proprietary technical information, know-how, show-how and/or trade secrets.

     COMPANY desires to commercially develop, manufacture, use and distribute products and processes embodying the JHU/APL INTELLECTUAL PROPERTY throughout the world.

     NOW, THEREFORE, in consideration of the foregoing premises and the following mutual covenants, and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

          Exhibit 6.2



                     ARTICLE 1 - DEFINITIONS
                     -----------------------

  1.1 "AFFILIATED COMPANY" or "AFFILIATED COMPANIES" shall mean any corporation, company, partnership, joint venture or other entity which controls, is controlled by or is under common control with COMPANY. For purposes of this section 1.1, control shall mean the direct or indirect ownership of at least fifty percent (50%).

  1.2 "CORE TECHNOLOGY" shall mean technology related to LINCOMPEX speech compression/decompression.

  1.3 "EFFECTIVE DATE" of this Strategic Relationship and License Agreement shall mean the date the last party hereto has executed this Agreement.

  1.4 "EXCLUSIVE LICENSE" shall mean a grant by JHU/APL to COMPANY of exclusive rights in the-JHU/APL INTELLECTUAL PROPERTY, subject to any rights retained by the United States Government in accordance with P.L. 96-517, as amended by P.L. 98-620, and with the provisions of the U.S. Government contracts under which the JHU/APL INTELLECTUAL PROPERTY was developed, and further subject to the retained right of JHU/APL to make, have made, provide, use, copy, modify, distribute and practice LICENSED PRODUCTS) and LICENSED PROCESSES) for its non-profit purposes in connection with its research, education and public service missions including the provision of research and development services for federal, state and local governments.

  1.5 "JHU/APL IMPROVEMENT(S)" shall mean improvements in CORE TECHNOLOGY comprising any inventions, copyrighted matter, technical information, know-how, show-how and/ or trade secrets comprising JHU/APL PATENT RIGHTS (hereinafter defined) and JHU/APL UNPATENTED INTELLECTUAL PROPERTY (hereinafter defined) that results from the R&D AGREEMENTS (hereinafter defined) whether funded by JHU/APL, COMPANY or the United States Government and made either solely by a JHU/APL employee or jointly by a JHU/APL employee and a COMPANY employee in the LICENSED FIELD. JHU/APL IMPROVEMENTS) shall not include devices and improvements that are specific deliverables defined in a contract between JHU/APL and Company.

  1.6 "JHU/APL INTELLECTUAL PROPERTY" shall mean, individually and collectively, JHU/APL PATENT RIGHTS and JHU/APL UNPATENTED
INTELLECTUAL PROPERTY.

          Exhibit 6.2


  1.7     "JHU/APL PATENT RIGHTS" shall mean:

     a. any future filed U.S. patent applications) relating to the invention disclosures) listed in Appendix A, and the inventions disclosed and claimed therein and patents issuing thereon, and all continuations, divisions, and reissues based thereon, and any corresponding foreign patent applications, and any patents, patents of addition, or other equivalent foreign patent rights issuing, granted or registered thereon; and

     b. any additional U.S. patent applications filed on behalf of JHU/APL (whether invented solely by JHU/APL or jointly by JHU/APL and COMPANY) and directed to patentable features that may be contained within the JHU/APL UNPATENTED
          INTELLECTUAL PROPERTY.

  1.8 "JHU/APL UNPATENTED INTELLECTUAL PROPERTY" shall mean and include: JHU/APL's copyrighted matter, proprietary technical information, know-how, show-how and/or trade secrets associated with CORE
TECHNOLOGY including all schematics, drawings, test and operating software (including source, object, and firmware), engineering analyses, reliability analyses, special manufacturing processes, and quality assurance plans and procedures, and any other required technical information or documentation developed by JHU/APL. The above includes, but is not limited to, what is:

     a. existing as of the EFFECTIVE DATE and delivered to COMPANY prior to the EFFECTIVE DATE, or under this Agreement or under the R&D AGREEMENTS;

     b.   disclosed in the invention disclosures) listed in Appendix A;

     c. developed by JHU/APL or jointly by JHU/APL and COMPANY pursuant to the R&D AGREEMENTS;

     d.   provided during the performance of work under the R&D
          AGREEMENTS; or

     e.   representing and included in JHU/APL IMPROVEMENT(S).

  1.9 "LICENSED FIELD" shall mean the field concerning improving the quality of voice, data, and video signals over both wired and wireless networks.

          Exhibit 6.2


  1.10    "LICENSED PRODUCT(S)" shall mean any device or other product:

     a. the manufacture, use or sale of which would constitute, but for the license granted to COMPANY pursuant to this Agreement, an infringement of a claim of JHU/APL PATENT RIGHTS
          (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe); or

     b. embodying, that was made using, that is derived primarily from or based substantially on JHU/APL UNPATENTED INTELLECTUAL PROPERTY.

  1.11 "LICENSED PROCESS(ES)" shall mean any process or method performed on behalf of a third party or used in the manufacture or use of a product:

     a. the practice of which would constitute, but for the license granted to COMPANY pursuant to this Agreement, an infringement of a claim of JHU/APL PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe); or

     b. the practice of which uses, is derived primarily from or based substantially on the JHU/APL UNPATENTED INTELLECTUAL PROPERTY.

  1.12 "NET SALES", subject to section 8.8 below, shall mean gross revenues of any nature including, but not limited to, sales and licensing fees, maintenance and service fees, access payments and other amounts billed by COMPANY, AFFILIATED COMPANIES and COMPANY's sublicensees from the sale, lease or other disposal of LICENSED PRODUCTS) or the practice or performance of LICENSED PROCESSES) less

     a. credits (including credit card charge-backs) or allowances, refunds or discounts, if any, actually granted on account of price adjustments, recalls, rejection or return of items previously sold, leased or otherwise disposed of;

     b. excises, sales taxes, value added taxes, consumption taxes, duties, or other taxes imposed upon and paid with respect to such sales (excluding income or franchise taxes of any kind); and

          Exhibit 6.2


     c. separately itemized insurance and transportation costs incurred in shipping the LICENSED PRODUCT(S).

   1.13 "R&D AGREEMENTS" shall mean agreements relating to sponsored research, facility use and/or technical assistance negotiated or to be negotiated between JHU/APL and COMPANY pertaining to research and development directed to the CORE TECHNOLOGY, whether funded by JHU/APL, COMPANY or the United States Government.

   1.14 "BASIC ORDERING AGREEMENT" shall mean a two-way task order contract for R&D, facility usage, or engineering services.

   1.15 "SUBLICENSE REVENUES", shall mean consideration of any kind for sublicensee sales of LICENSED PRODUCTS) or LICENSED PROCESS(ES), including but not limited to cash, equity, and other consideration, whether in the form of up front fees or milestone fees, and including any premium paid by the sublicensee over Fair Market Value for stock of COMPANY, received by COMPANY from a sublicensee in consideration for a sublicense to JHU/APL INTELLECTUAL PROPERTY granted by COMPANY; however, not included in SUBLICENSE REVENUES are amounts paid to COMPANY by the sublicensee for product development and research work performed by COMPANY, or third parties on its behalf. The term "Fair Market Value" as used in this paragraph shall mean the average price at which the stock in question is publicly trading for sixty (60) days prior to the announcement of its purchase by the sublicensee or if the stock is not publicly traded, the value of such stock as determined by the most recent private financing of COMPANY or if no private financing has occurred, then as reasonably determined by COMPANY's accountants.

   1.16   "TERRITORY" shall mean the world.


                         ARTICLE 2 - GRANTS
                         ------------------
   2.1 Subject to the terms and conditions of this Agreement, JHU/APL hereby grants to COMPANY an EXCLUSIVE LICENSE to make, use, market, sell, offer to sell, import, copy, modify, distribute, publicly display and perform, and practice the LICENSED PRODUCTS) and LICENSED PROCESSES) in the TERRITORY under the JHU/APL INTELLECTUAL PROPERTY in the LICENSED FIELD.

          Exhibit 6.2


  2.2 JHU/APL grants the COMPANY the right to evaluate all of JHU/APL's patents on noise reduction pertaining to RF communications. JHU/APL and the COMPANY shall mutually determine which patents shall be licensed to the COMPANY. Terms for licenses will be determined separately for each patent, and shall be subject to the terms and conditions of this Agreement; however, JHU/APL shall not be required to offer a license and COMPANY shall not be required to accept a license to any specific JHU/APL patent.

  2.3 COMPANY may sublicense others under this Agreement and amend existing sublicenses provided that the terms of any such sublicense shall be no less favorable to COMPANY than this Agreement is to JHU/APL and no broader in scope and no less restrictive on the sublicensee than this Agreement is on COMPANY and are otherwise consistent with the terms of this Agreement and include provisions for the payment of JHU/APL's royalties, indemnification of JHU/APL and the flow down of the limited warranties contained herein, and further provided that COMPANY provides a copy of each such sublicense agreement and amendment to an existing sublicense agreement to JHU/APL within five (5) business days after its execution. Any sublicense agreement and amendment to an existing sublicense agreement either not consistent with the terms of this Agreement or not containing royalty, indemnification and warranty provisions as set forth above, must be submitted to JHU/APL prior to its execution for review and approval, and COMPANY shall provide at least ten (10) business days for JHU/APL's review.

  2.4 All JHU/APL IMPROVEMENTS) shall be exclusively licensed to COMPANY under this Agreement.


                    ARTICLE 3 - R&D AGREEMENTS
                    --------------------------

  3.1 JHU/APL and COMPANY agree to consider entering into future R&D AGREEMENTS. JHU/APL will consider funding such R&D AGREEMENTS under its OTT prototype Development Grant Program, up to a maximum of Seventy Five Thousand Dollars ($75,000) per year to further develop the CORE TECHNOLOGY at APL. Such R&D AGREEMENTS can also include matching funds by the company. The parties are under no obligation to enter or to fund any specific R&D AGREEMENT that is proposed.



                 ARTICLE 4 - BASIC ORDERING AGREEMENT
                 ------------------------------------

  4.1     JHU/APL and COMPANY agree to enter into a two-way BASIC
ORDERING AGREEMENT (BOA) for R&D, facility usage and engineering services. The BOA shall support

          Exhibit 6.2


the COMPANY's new product development or application engineering, and the parties intend for the BOA to have a duration of at least five years. The parties are under no obligation to enter or to fund any specific task under a proposed BOA AGREEMENT.

              ARTICLE 5 - TECHNICAL PROGRAM BUSINESS PLAN
              -------------------------------------------

  5.1     The COMPANY shall complete a Technical Program Business
Plan (TPBP) on a quarterly basis. The first TPBP is due within two weeks from the EFFECTIVE DATE of this Agreement. TPBPs shall include marketing and R&D plans.


                   ARTICLE 6 CONFLICT OF INTEREST
                   ------------------------------

  6.1 COMPANY understands and agrees that JHU/APL has a technical direction agent relationship with the United States Government which requires that JHU/APL avoid any work under any contract or agreement that would jeopardize its or its employees' ability to act for the United States Government as an impartial or neutral evaluator. Therefore, JHU/APL shall at all times under this Agreement retain the right to refuse to accept any subcontract or other agreement to perform any work under any such subcontract or other agreement between JHU/APL and COMPANY which in JHU/APL's sole discretion would create an actual or perceived organizational or individual conflict of interest.

                  ARTICLE 7 - PATENT INFRINGEMENT
                  -------------------------------

  7.1 Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

  7.2 COMPANY shall have the first right to enforce any patent or copyright within JHU/APL INTELLECTUAL PROPERTY against any infringement or alleged infringement thereof, and shall at all times keep JHU/APL informed as to the status thereof. COMPANY may, in its sole judgment and at its own expense, institute suit against any such infringer or alleged infringer and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof and recover, for its account, any damages, awards or settlements resulting therefrom, subject to section 7.4. This right to sue for infringement shall not be used in a capricious manner. JHU/APL shall reasonably cooperate in any such litigation at COMPANY's expense.

          Exhibit 6.2


  7.3 If COMPANY elects not to enforce any patent within the JHU/APL INTELLECTUAL PROPERTY, then it shall so notify JHU/APL in writing within six (6) months of receiving notice that an infringement exists, and JHU/APL may, in its sole judgment and at its own expense, take steps to enforce any patent or copyright and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.

  7.4 Any recovery by COMPANY under section 7.2 shall be deemed to reflect loss of commercial sales, and COMPANY shall pay to JHU/APL out of such recovery the royalties it would have otherwise received in light of the infringing sales net of all reasonable costs and expenses associated with each suit or settlement. If the cost and expenses exceed the recovery, then onehalf (1/2) of the excess shall be credited against royalties payable by COMPANY to JHU/APL hereunder in connection with sales in the country of such legal proceedings, provided, however, that any such credit under this section 7.4 shall not exceed fifty percent (50%) of the royalties otherwise payable to JHU/APL with regard to sales in the country of such action in any one calendar year, with any excess credit being carried forward to future calendar years.

  ARTICLE 8 - PAYMENTS. ROYALTY AND RESEARCH AND DEVELOPMENT SUPPORT
  ------------------------------------------------------------------

  8.1 REIMBURSEMENT OF COSTS AND EXPENSES: COMPANY will reimburse JHU/APL for the reasonable costs of preparing, filing, prosecuting and maintaining JHU/APL PATENT RIGHTS in all countries except the United States as set forth in paragraph 9.1 of this Agreement. COMPANY shall reimburse JHU/APL within thirty (30) days of receipt of an invoice from JHU/APL.

  8.2 COMPANY shall pay to JHU/APL a License Execution fee for executing this Strategic Relationship and Licensing Agreement as follows:

          a. Payment of a two percent (2%) equity share in the COMPANY, payable to JHU/APL in COMPANY common stock on the EFFECTIVE DATE of this Agreement. For purposes of sharing with JHU/APL employees any cash revenues resulting from the conversion of the equity, under the JHUIAPL Intellectual Property Policy, one percent of the equity will be allocated as Category A and one percent as Category C equity. A two percent (2%) equity share is 178,002 shares.

          b. Payment of $2000 due within 90 days of the EFFECTIVE DATE of this Agreement.

          Exhibit 6.2


          c. Payment of $2000 per year, due on each anniversary of the EFFECTIVE DATE, for the term of this Agreement.

  8.3 COMPANY shall set aside 4% of company stock on the EFFECTIVE DATE of this Agreement (as treasury stock) allocatable to JHU/APL as partial consideration for future license fees or for OTT prototype grants.

  8.4 For the term of this Agreement, COMPANY shall pay to JHU/APL a running royalty for each LICENSED PRODUCTS) sold, leased or otherwise disposed of or for the practice or performance of LICENSED PROCESSES) by COMPANY, AFFILIATED COMPANIES and COMPANY's sublicensees as follows:

          a. A percentage of NET SALES to be negotiated and recorded in an amendment to this Agreement, said percentage to be based on the value of JHU/APL IMPROVEMENTS licensed under this Agreement, but shall be no less than 2.5% and not more than 7.5%. No royalties shall accrue and no royalties shall be due to JHU/APL until after the first of such amendments has been executed by both parties to this Agreement.

          b. COMPANY shall pay to JHU/APL fifty percent (50%) of all SUBLICENSE REVENUES received by COMPANY.

  8.5 COMPANY shall provide to JHU/APL within sixty (60) days of the end of each March, June, September and December after the EFFECTIVE DATE of this Agreement, a written report to JHU/APL of the amount of LICENSED PRODUCTS) sold, leased or otherwise disposed of and LICENSED PROCESSES) practiced or performed, the total NET SALES of such LICENSED PRODUCTS) and LICENSED PROCESS(ES), and the running royalties due to JHU/APL as a result of NET SALES by COMPANY, AFFILIATED COMPANIES and sublicensees thereof. Payment of any such royalties due shall accompany such report. Until COMPANY, an AFFILIATED COMPANY or a sublicensee has achieved a first commercial sale of a LICENSED PRODUCTS) or LICENSED PROCESS(ES), a report shall be submitted at the end of every June and December after the EFFECTIVE DATE of this Agreement and will include a full written report describing COMPANY's, AFFILIATED COMPANIES' or sublicensee's technical efforts towards meeting the milestones set forth in Article 5.

  8.6 COMPANY shall make and retain, for a period of three (3) years following the period of each report required by section 8.5, true and accurate records, files and books of account

          Exhibit 6.2


containing all the data reasonably required for the full computation and verification of sales and other information required in section
8.5. Such books and records shall be in accordance with generally accepted accounting principles consistently applied. COMPANY shall permit the inspection and copying of such records, files and books of account by JHU/APL or its agents during regular business hours upon ten (10) business days' written notice to COMPANY. Such inspection shall not be made more than once each calendar year. All costs of such inspection and copying shall be paid by JHU/APL, provided that if any such inspection shall reveal that an error has been made in the amount equal to five percent (5%) or more of such payment, such costs shall be borne by COMPANY. COMPANY shall include in any agreement with its AFFILIATED COMPANIES or its sublicensees which permits such party to make, use or sell the LICENSED PRODUCTS) or practice or perform the LICENSED PROCESS(ES), a provision requiring such party to retain records of sales, leases or other disposals of LICENSED PRODUCTS) and the practice or performance of LICENSED PROCESSES) and other information as required in section 8.5 and permit JHU/APL to inspect such records as required by this section 8.6.

  8.7 In order to insure JHU/APL the full royalty payments contemplated hereunder, COMPANY agrees that in the event any LICENSED PRODUCTS) shall be sold to an AFFILIATED COMPANY or sublicensee or to a corporation, firm or association with which COMPANY shall have any agreement, understanding or arrangement with respect to consideration (such as, among other things, an option to purchase stock or actual stock ownership, or an arrangement involving division of profits or special rebates or allowances) the royalties to be paid hereunder for such LICENSED PRODUCTS) shall be based upon the greater of: 1) the net selling price at which the purchaser of LICENSED PRODUCTS) resells such product to the end user, 2) the net service revenue received from using the LICENSED PRODUCTS) in providing a service, 3) the fair market value of the LICENSED PRODUCTS) or 4) the net selling price of LICENSED PRODUCTS) paid by the purchaser.

  8.8     All payments under this Agreement shall be made in U.S.
Dollars.

  8.9 Where royalties are due hereunder for sales of LICENSED PRODUCTS) in a country where, by reason of currency regulations or taxes of any kind, it is impossible or illegal for COMPANY, an AFFILIATED COMPANY, or COMPANY's sublicensee to transfer royalty payments to JHU/APL for NET SALES in that country, such royalties shall be deposited by COMPANY, an AFFILIATED COMPANY, or COMPANY's sublicensee in JHU/APL's name in whatever currency is allowable in an accredited bank in that country that is reasonably acceptable to JHU/APL.

          Exhibit 6.2


  8.10 Any and all income or similar taxes imposed or levied on account of the receipt of royalties payable under this Agreement which are required to be withheld by COMPANY, an AFFILIATED COMPANY, or COMPANY's sublicensee shall be paid by COMPANY, such AFFILIATED COMPANY, or COMPANY's sublicensee on behalf of JHU/APL and shall be paid to the proper taxing authority. Proof of payment shall be secured and sent to JHU/APL by COMPANY, such AFFILIATED COMPANY, or COMPANY's sublicensee as evidence of such payment in such form as required by the tax authorities having jurisdiction over COMPANY, such AFFILIATED COMPANY, or COMPANY's sublicensee. Such taxes shall be deducted from the royalty that would otherwise be remittable by COMPANY, such AFFILIATED COMPANY or COMPANY's sublicensee.

          ARTICLE 9 - PATENT RIGHTS AND CONFIDENTIAL INFORMATION
          ------------------------------------------------------

  9.1 JHU/APL, at its expense, shall file, prosecute and maintain all patents and patent applications specified under JHU/APL PATENT RIGHTS in the United States. COMPANY shall elect, and so inform JHU/APL in writing, in which other countries COMPANY desires that JHU/APL pursue patent protection. COMPANY will promptly reimburse JHU/APL for its reasonable costs of preparing, filing, prosecuting and maintaining such elected foreign JHU/APL PATENT RIGHTS. Title to all such patents and patent applications shall reside in The Johns Hopkins University with the exception of patents that have been jointly invented by the COMPANY, in which case title shall reside jointly in The Johns Hopkins University and the COMPANY. JHU/APL shall have full and complete control over all patent matters in connection therewith under the JHU/APL PATENT RIGHTS. In any country where the COMPANY elects not to have a patent application filed or to pay expenses associated with filing, prosecuting, or maintaining a patent application or patent, JHU/APL may file, prosecute, and/or maintain a patent application or patent at its own expense and for its own exclusive benefit and the COMPANY thereafter shall not be licensed under such patent or patent application. COMPANY may take a credit of up to 50% of the royalties due in any one period from a specific country for reimbursed patent costs deriving from that country until the full amount of such costs are recovered.

  9.2 JHU/APL shall work with the COMPANY to evaluate existing COMPANY intellectual property, with the goal of improving the COMPANY intellectual property.

  9.3 COMPANY agrees that all packaging containing individual LICENSED PRODUCTS) sold by COMPANY, AFFILIATED COMPANIES and sublicensees of COMPANY will be marked with the number of the applicable patents) licensed hereunder in accordance with each country's patent laws.

          Exhibit 6.2


                 ARTICLE 10 - TERM AND TERMINATION
                 ---------------------------------

  10.1 TERM: This Agreement shall expire in each country on the date of expiration of the last to expire patent included within JHU/APL PATENT RIGHTS in that country or if no patents issue twenty
(20) years from the EFFECTIVE DATE.

  10.2    TERMINATION:

          a. Upon material breach or material default of any of the terms and conditions of this Agreement, the defaulting party shall be given written notice of such default in writing and a period of sixty (60) days after receipt of such notice to correct the default or breach. If the default or breach is not corrected within said sixty (60) day period, the party not in default shall have the right to terminate this Agreement.

          b. COMPANY may terminate this Agreement and the license granted herein, for any reason, upon giving JHU/APL sixty (60) days written notice.

          c. Termination shall not affect JHU/APL's right to recover accrued and unpaid royalties or fees or reimbursement for patent expenses incurred pursuant to paragraph 9.1 prior to termination or to recover the unpaid balance of the License Execution Fee payments as provided in section 8.2. Upon termination, all rights in and to the licensed JHU/APL INTELLECTUAL PROPERTY shall revert to JHU/APL at no cost to JHU/APL.


                      ARTICLE 11 - MISCELLANEOUS
                      --------------------------

  11.1    MARKETING:

          a. JHU/APL shall provide to the COMPANY marketing material such as a demonstration CD.

          b. A JHU/APL OTT web page shall contain a link to the COMPANY's home web page.

          Exhibit 6.2


          c. JHU/APL and the COMPANY shall, when appropriate, have press releases and joint attendance at trade shows.

  11.2 ACCESS: JHU/APL and the COMPANY shall have reciprocal unescorted access to each other's facilities, for specified persons, for purposes of performing task order contract work.

  11.3    NOTICES AND CORRESPONDENCE:

          a. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes thereof when mailed by certified mail to the party to be notified or sent by overnight courier service. All notices shall be deemed to have been given when mailed as evidenced by the postmark at the point of mailing or by other package pickup receipt.

          b. All notices and any correspondence, including written progress reports and royalty and other payments, respecting this Agreement shall be addressed as follows:

To JHU/APL:    Director of Technology Transfer
               The Johns Hopkins University
               Applied Physics Laboratory
               11100 Johns Hopkins Road
               Laurel, MD 20723-6099

To COMPANY:    Robert L. Jones, Jr.
               Chairman, CEO
               Link Plus Corporation
               3470 Ellicott Center Drive
               Ellicott City, MD 21043

          c. Either party may change its address for the purpose of this Agreement by notice in writing to the other party. Checks are to be made payable to "The Johns Hopkins University Applied Physics Laboratory".

  11.4 NONASSIGNABILITY: This Agreement is binding upon and shall inure to the benefit of JHU/APL, its successors and assignees and shall not be assignable to another party without the written consent of JHU/APL.

          Exhibit 6.2


  11.5 PROVISIONS HELD INVALID, ILLEGAL OR UNENFORCEABLE: In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or over any of the parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and if unreformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

  11.6 APPLICABLE LAW: The construction, performance, and execution of this Agreement shall be governed by the laws of the State of Maryland.

  11.7 NON-USE OF UNIVERSITY's NAME: COMPANY shall not use the name of THE JOHNS HOPKINS UNIVERSITY or any of its constituent parts, such as JHU/APL, or any contraction thereof in any advertising, promotional, sales literature or fundraising documents without prior written approval from JHU/APL. COMPANY shall allow at least ten (10) business days notice of any proposed public disclosure for JHU/APL's review and comment or to provide written approval. JHU/APL shall consider preapproving standard language which, once approved, may be used by COMPANY thereafter without the need for further approval from JHU/APL.

  11.8 WARRANTY: JHU/APL warrants that to the best of its knowledge, information and belief, it owns the JHU/APL INTELLECTUAL PROPERTY with the exception of certain retained rights of the United States Government and has the right to grant the licenses granted herein. JHU/APL does not warrant the validity of any JHU/APL INTELLECTUAL PROPERTY or that practice under such JHU/APL INTELLECTUAL PROPERTY shall be free of infringement of the rights of third parties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 11.8, COMPANY, AFFILIATED COMPANIES AND SUBLICENSEES AGREE THAT THE JHU/APL INTELLECTUAL PROPERTY IS PROVIDED "AS IS", AND THAT JHU/APL MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF LICENSED PRODUCTS) AND LICENSED PROCESSES) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. JHU/APL DISCLAIMS ALL WARRANTIES WITH REGARD TO PRODUCTS) AND PROCESSES) LICENSED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. FURTHERMORE, JHU/APL MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF LICENSED PRODUCTS) AND LICENSED PROCESSES) WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, JHU/APL ADDITIONALLY DISCLAIMS ALL OBLIGATIONS AND LIABILITIES ON

          Exhibit 6.2


THE PART OF JHU/APL AND INVENTORS, FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS' AND EXPERTS' FEES, AND COURT COSTS .(EVEN IF JHU/APL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, SALE OR PRACTICE OF THE PRODUCTS) AND PROCESSES) LICENSED UNDER THIS AGREEMENT. COMPANY, AFFILIATED COMPANIES AND SUBLICENSEES ASSUME ALL RESPONSIBILITY AND LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT MANUFACTURED, USED, OR SOLD, OR A PROCESS PRACTICED, BY COMPANY, ITS SUBLICENSEES AND AFFILIATED COMPANIES WHICH IS A LICENSED PRODUCTS) OR A LICENSED PROCESSES) AS DEFINED IN THIS AGREEMENT.

  11.9 INDEMNIFICATION: JHU/APL and the inventors/creators/ developers of LICENSED PRODUCTS) and LICENSED PROCESSES) will not, under the provisions of this Agreement or otherwise, have control over the manner in which COMPANY or its AFFILIATED COMPANIES or its sublicensees or those operating for its account or third parties who practice LICENSED PROCESSES) or purchase LICENSED PRODUCTS) from any of the foregoing entities, practice the inventions, copyrighted matter, proprietary technical information, know-how, show-how or trade secrets of LICENSED PRODUCTS) and LICENSED PROCESS(ES). COMPANY shall defend and hold JHU/APL, The Johns Hopkins University, their present and former regents, trustees, officers, inventors/creators/developers of JHU/APL PATENT RIGHTS and JHU/APL UNPATENTED INTELLECTUAL PROPERTY, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought as a consequence of the practice of said inventions, copyrighted matter, proprietary technical information, know-how, show-how or trade secrets by any of the foregoing entities, whether or not JHU/APL or said inventors/creators/developers, either jointly or severally, is named as a party defendant in any such lawsuit provided, however, such judgments, fees, expenses, or other costs, do not arise out of the gross negligence or willful misconduct of JHU/APL, The Johns Hopkins University, their present and former regents, trustees, officers, inventors/creators/developers of JHU/APL PATENT RIGHTS and JHU/APL UNPATENTED INTELLECTUAL PROPERTY, agents, faculty, employees and students and provided further that JHU/APL notifies COMPANY promptly of any such lawsuit, claim, demand or other action. Practice of the inventions, copyrighted matter, proprietary technical information, know-how, show-how or trade secrets covered by LICENSED PRODUCTS) or LICENSED PROCESS(ES), by an AFFILIATED COMPANY or an agent or a sublicensee or a third party on behalf of or for the account of COMPANY or by a third party who practices LICENSED PROCESSES) or purchases LICENSED PRODUCTS) from COMPANY, shall be considered COMPANY's practice of said

          Exhibit 6.2


inventions, copyrighted matter, proprietary technical information, know-how, show-how or trade secrets for purposes of this section 11.9. The obligation of COMPANY to defend and indemnify as set out in this section 11.9 shall survive the termination of this Agreement.

  11.10 INSURANCE: Prior to first commercial sale of any LICENSED PRODUCTS) or the practice of any LICENSE PROCESSES) in any particular country, COMPANY shall establish and maintain, in each country in which COMPANY, an AFFILIATED COMPANY or sublicensee shall test or sell LICENSED PRODUCTS) or practice LICENSED PROCESS(ES), product liability or other appropriate insurance coverage appropriate to the risks involved in marketing LICENSED PRODUCTS) and practicing LICENSED PROCESS(ES), and will annually present evidence to JHU/APL that such coverage is being maintained. Upon JHU/APL's request, COMPANY will furnish JHU/APL with a Certificate of Insurance of each product liability or other insurance policy obtained and agrees to increase or change the kind of insurance pertaining to the LICENSED PRODUCTS) and LICENSED PROCESSES) at the request of JHU/APL. JHU/APL shall be listed as an additional insured in COMPANY's said insurance policies. Once such insurance coverage is established, COMPANY shall effect changes to such insurance coverage only if reasonable and customary.

  11.11 MANUFACTURE IN U.S.: COMPANY agrees that LICENSED PRODUCTS) shall be manufactured substantially in the United States.

  11.12 PUBLICATION: JHU/APL may publish manuscripts, abstracts or the like describing the JHU/APL INTELLECTUAL PROPERTY and inventions and copyrighted matter, but not trade secrets, contained therein provided confidential information of COMPANY is not included or without first obtaining approval from COMPANY to include such confidential information. JHU/APL shall provide thirty (30) days written notice to COMPANY of each proposed publication for COMPANY's review and comments. Thereafter, JHU/APL shall be free to publish manuscripts and abstracts or the like directed to the work done at JHU/APL related to the licensed technology without prior approval.

  11.13 INTEGRATION: This Agreement constitutes the entire understanding between the parties with respect to the obligations of the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter. Neither of the parties shall be bound by any warranties, understandings or representations with respect to such subject matter other than as expressly

          Exhibit 6.2


provided herein or in a writing signed with or subsequent to execution hereof by an authorized official of the party to be bound thereby.

  11.14 AMENDMENT/WAIVER: This Agreement maybe amended and any of its terms or conditions may be waived only by a written instrument executed by the authorized officials of the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

  11.15 PARTIES BOUND/BENEFITED: This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

  11.16 MEDIATION: Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all disputes arising under or out of this Agreement which the parties themselves are unable to resolve within 60 days after such dispute arises shall, at the option of either party, be mediated in good faith.
The party seeking mediation of such dispute shall promptly advise the other party of such dispute in a writing which describes in reasonable detail the nature of such dispute and which shall state that party's desire to initiate mediation thereof. By not later than 10 business days after the recipient has received such written notice of dispute, each party shall have selected for itself a representative who shall participate in such mediation, and shall additionally have advised the other party in writing of the name of such representative. By not later than 15 business days after the written notice of dispute has been received, such representatives shall schedule a date for a mediation hearing with a mutually agreeable mediator. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to schedule a date for a mediation hearing with a mutually agreeable mediator within fifteen days after receipt of a written notice of the dispute, or if the representatives of the parties have not been able to resolve the dispute within 15 business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in a court of competent jurisdiction. This provision shall not be construed to waive any rights or timely performance of any obligations existing under this Agreement.

          Exhibit 6.2


The option to mediate provided for in this mediation clause shall terminate upon the expiration or termination of this Agreement.

  11.17   EXPORT CONTROL:

          a. The export regulations of the United States Government may prohibit, except under a special validated license, the exportation from the United States of certain commodities and/or related technical data. In order to facilitate the exchange of technical information under this Agreement, COMPANY therefore hereby gives its assurance to JHU/APL that COMPANY will not knowingly, unless prior authorization is obtained from the appropriate United States Government agency or agencies, export any apparatus or technical data received from JHU/APL under this Agreement or LICENSED PRODUCTS) to any restricted country specified in such regulations. JHU/APL neither represents that a license is not required nor that, if required, it will be issued by the United States Government.

          b. JHU/APL will be notified eight (8) weeks in advance of any sales of LICENSED PRODUCTS) to foreign nations. No JHU/APL drawings or procedures shall be forwarded to any foreign owned company (either fully or partially owned by companies outside of the United States) without the written permission of JHU/APL.

  11.18 Upon termination of this Agreement for any reason, sections 11.7, 11.8, 11.9 and 11.10 shall survive termination of this Agreement.

  11.19 FORCE MAJEURE: In the event that either Party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than the payment of money) due to any act of God; fire; casualty; flood; war; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority, including any governmental law, order of regulation permanently or temporarily prohibiting or reducing the manufacture, use or sale of LICENSED PRODUCTS) or LICENSED PROCESS(ES); epidemic; destruction of production facilities; riots; insurrection; inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet development or manufacturing needs; or any other cause beyond the reasonable control of the Party invoking this section 11.19, if such Party shall have used its best efforts to avoid such occurrence, such Party shall give notice to the other Party in writing promptly, and thereupon the affected Party's performance shall be excused and the

          Exhibit 6.2


time for performance shall be extended for the period of delay or inability to perform due to such occurrence.

[THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF the parties hereto have executed this Agreement in duplicate by their duly authorized officers on the date appearing below their signatures.

THE JOHNS HOPKINS UNIVERSITY         LINK PLUS CORPORATION
Applied Physics Laboratory


By:__/s/Wayne Swann_______________   By:__/s/Robert L. Jones, Jr._____
   Wayne Swann                       Robert L. Jones, Jr.
   Director of Technology Transfer   Chairman, CEO


Date: September 20, 2001             Date:  September 21, 2001




The following is attached hereto:


APPENDIX A: Schedule of JHU/APL invention disclosures related to the
            CORE TECHNOLOGY.

          Exhibit 6.2


                              APPENDIX A


   Schedule of JHU/APL Invention Disclosures Related to the CORE TECHNOLOGY

   * JHU/APL File No. 1747-SPL, titled "MATLAB Speech Processing Model that Simulates LINCOMPEX Speech Compression/Decompression Code," received by the JHU/APL Office of Patent Counsel on August 7, 2001.

          Exhibit 6.2